Exhibit 10.5 (a)
Tallgrass Office Lease
[Telecommunications Equipment]
AMENDMENT TO LEASE
     This Amendment to Lease (this “Amendment”) is made and entered into as of this 28th day of November, 2007 by and between BOLINGBROOK INVESTORS, LLC, an Illinois limited liability company (“Landlord”), and ULTA SALON, COSMETICS & FRAGRANCE, INC., a Delaware corporation (“Tenant”).
Recitals
     A. Tenant has leased those certain Premises consisting of 82,468 rentable square feet (the “Premises”) in the Building located at 1000 Remington Boulevard, Bolingbrook, Illinois (the “Building”), pursuant to the terms and conditions contained in that certain Office Lease entered into by and between Tenant and Landlord dated April 17, 2007 (as hereby amended, referred to herein as the “Lease”) by and between Landlord and Tenant.
     B. Landlord and Tenant desire to amend the Lease to allow installation of Telecommunications Equipment (as hereinafter defined) and for certain other purposes.
Agreements
     Now, Therefore, in consideration of the recitals, rent paid and to be paid to Landlord and the covenants to be performed in accordance with the terms and conditions hereinafter contained, Landlord and Tenant do hereby agree as follows:
     1. Access to Roof and Installation of Telecommunications Equipment. So long as the Lease is in effect, Landlord grants to Tenant the right to install and maintain the following equipment: (a) Motorola PTP 58600 wi4 Fixed Point to Point Wireless Ethernet Bridge (5.8 GHz Part Numbers) and (b) Motorola PTP 54600 wi4 Fixed Point to Point Wireless Ethernet Bridge (5.4 GHz Part Numbers), as more particularly described on Exhibit A attached hereto and made a part hereof (the “Equipment”), and cables, conduit, and other related incidental items within utility chases and risers between the Premises and the roof as approved by Landlord (collectively referred to herein as the “Telecommunications Equipment”), in accordance with all the terms and provisions of this Amendment.
     (a) Tenant shall bear all costs of installation of the Telecommunications Equipment, including Landlord-approved modifications required for the installation and costs of fulfilling all the requirements set forth in this Amendment.
     (b) Landlord shall approve the actual location of the Telecommunications Equipment. Notwithstanding the foregoing, Landlord acknowledges that it has already approved and shall allow Tenant to install said Telecommunications Equipment in the location referenced on Exhibit B attached hereto and made a part hereof.
     (c) Before commencing construction of the Telecommunications Equipment, Tenant shall provide Landlord with plans and specifications for the Telecommunications Equipment, its location, and its means of attachment to the Building, which plans shall be subject to the approval of Landlord in its sole and absolute discretion. Notwithstanding the foregoing, Landlord acknowledges that it has already received and approved Tenant’s plans and specifications with respect to the Telecommunications Equipment. In no event shall any approvals given by Landlord with respect to the construction or the installation of the Telecommunications Equipment, or which Landlord has the right to give, nor the right of Landlord to supervise the installation of the Telecommunications Equipment, constitute any warranty by Landlord of the adequacy, workmanship or quality of the Telecommunications Equipment, nor impose upon Landlord any liability in connection with the Telecommunications Equipment. Landlord makes no representation and shall have no obligation with respect to the suitability of the roof for the installation and use of the Telecommunications Equipment.
     (d) Access to the roof, cables, mechanical rooms or other areas of the Building and all work undertaken by Tenant shall be, in each instance, with reasonable prior notice to Landlord and in the presence of an employee or agent of Landlord, and shall otherwise be in accordance with Landlord’s required procedures and regulations.
     (e) Tenant shall secure all necessary building permits, including all required FAA and FCC approvals, consents and any other approvals of federal, state or local agency or government authority required for the Telecommunications Equipment installation, shall provide copies of same to Landlord, and shall comply with all requirements of any such agency or authority and all other legal requirements, including, but not limited to, height restrictions and screening requirements. Tenant shall provide Landlord all installation specifications and drawings required for the securing of said permits, consents and approvals.
     (f) Installation of the Telecommunications Equipment shall be performed so as to cause no structural damage to the Building and in a manner that will not affect any roof or other warranty. Any damage to the Building caused by such installation or by the operation or existence of the Telecommunications Equipment shall be repaired by Tenant immediately. At the termination of the Lease by expiration of time or otherwise, Tenant, at its sole cost and expense, shall remove the Telecommunications Equipment and all related equipment and shall restore the Building to its condition existing prior to the installation of the Telecommunications Equipment. Tenant shall further immediately repair, at its sole cost and expense, any damage or destruction caused by the removal of the Telecommunications Equipment. Restoration and repair hereby required to be performed by Tenant shall be completed under the supervision of Landlord or Landlord’s agent at such time and in such manner as is acceptable to Landlord. If Tenant fails to perform any required repairs or remove any Telecommunications Equipment required to be removed within thirty (30) days (or such longer time period as may be reasonably necessary so long as Tenant has commenced such repairs within said thirty (30) day period) after written notice thereof, then Landlord shall have the right to perform any repairs and removal and restoration, at Tenant’s sole cost and expense, and such expense shall be reimbursed to Landlord promptly upon demand together with an administrative charge of fifteen percent (15%) of the cost thereof. Notwithstanding anything contained herein, Tenant shall not remove, and shall not be reimbursed for the cost of, any component of the Telecommunications Equipment or ancillary equipment which is affixed to, embedded in or permanently attached in or to the Building including, but not limited to, cables and other wiring, unless Landlord so directs otherwise.
     (g) Tenant agrees that the use of the Telecommunications Equipment will not endanger or interfere with persons or equipment in the Building or surrounding property. Tenant shall hold the Landlord harmless and shall indemnify and defend the Landlord, its officers, directors, shareholders, partners, members, managers, affiliates, employees and agents from and against all loss, cost, injury, claims, demands and expenses of every kind (including reasonable attorneys’ fees) which arise from or are alleged with respect to Tenant’s exercise of the rights granted under this Amendment or actions pursuant hereto or any breach by Tenant of its obligations under this Amendment.
     (h) Tenant shall insure that the installation is accomplished so that the Telecommunications Equipment is securely attached to the Building, and Tenant assumes full responsibility for any physical damage to the Building which may be caused in whole or in part by the Telecommunications Equipment or its support equipment.

     (i) Landlord and its officers, directors, shareholders, partners, members, members, affiliates, agents and employees shall not be liable or responsible to Tenant for any loss or damage to the Telecommunications Equipment or person occasioned by theft, fire, act of God, public enemy, injunction, riot, strike, insurrection, war, court order, or for any damage or inconvenience which may arise through the maintenance, repair or alteration of any part of the Building, or the failure to make such repair. Tenant agrees and acknowledges that Landlord has made no representations or warranties with respect to the physical condition of the roof or any other portion of Building, their suitability for the purpose intended hereunder or any other matter hereunder. Landlord shall not be liable to Tenant for any interference with Tenant’s operation of the Telecommunications Equipment caused by Landlord’s maintenance, repair or replacement of the roof or any other part of the Building, and Landlord and Tenant shall cooperate with each other so that Landlord can perform its obligations under this Lease.
     (j) The Telecommunications Equipment shall be used only by Tenant in connection with Tenant’s Premises and shall not include any equipment or be used for the benefit of any other part of the Building.
     (k) The rights of Tenant under this Amendment are not assignable by Tenant and shall benefit only Tenant and not any successors, assigns or sublessees.
     (l) After the initial installation of the Telecommunications Equipment, Landlord may from time to time cause Tenant to relocate the Telecommunications Equipment to another portion of the roof of the Building at the sole cost of Tenant.

     2. Telecommunications Equipment Relocation. In the event that Landlord requires Tenant to relocate the Telecommunications Equipment at any time, Tenant, at Tenant’s sole cost and expense, shall so relocate the Telecommunications Equipment to a location acceptable to Landlord and otherwise in compliance with the requirements of this Amendment within thirty (30) days after a written request by Landlord. If Tenant fails to comply with any relocation request as stated above Landlord may cause the Telecommunications Equipment to be relocated at Tenant’s expense, and Tenant shall pay any and all costs incurred by Landlord to effectuate such relocation, plus a fifteen percent (15%) administrative fee within ten (10) days after notice from Landlord; provided, however, that in the event Tenant commences to relocate such Telecommunications Equipment within said thirty (30) day period, it shall have such longer period of time to complete such relocation as is reasonably necessary so long as Tenant is diligently pursuing such relocation.
     3. Casualty Insurance. Tenant hereby agrees to obtain casualty insurance with respect to the Telecommunications Equipment in compliance with the Lease.
     4. Landlord and Tenant Authorization. Landlord and Tenant each represents and warrants to the other that this Amendment has been duly authorized, executed and delivered by and on behalf of each of Landlord and Tenant, as applicable, and constitutes the valid and binding agreement of Landlord and Tenant, as applicable, in accordance with the terms hereof.
     5. Ratification and Construction. The terms and provisions of the Lease as hereby amended are hereby ratified and confirmed in all respects. The definitions of all defined terms as set forth in the Lease shall apply to such terms used in this Amendment except as specifically provided herein to the contrary. The captions and headings used herein are for convenience only and shall not be deemed to limit the terms and provisions of this Amendment.
     6. Counterparts. This Amendment may be executed in multiple counterparts, each of which taken together shall constitute one instrument.
[Signature Page Follows]

     IN WITNESS WHEREOF, the parties have caused this Amendment to Lease to be executed as of the date first above written.

LANDLORD:		TENANT:

BOLINGBROOK INVESTORS, LLC, an Illinois limited liability company		ULTA SALON, COSMETICS & FRAGRANCE, INC., a Delaware limited liability company

By:	/s/ Joseph I. Neverauskas	By:	/s/ Alex J. Lelli, Jr.

Print Name: Joseph I. Neverauskas		Print Name: Alex J. Lelli, Jr.
Title: Senior Vice President		Title: Senior Vice President Growth & Development

EXHIBIT A
EQUIPMENT
[See Attached]

Exhibit A

TECHNICAL SPECIFICATIONS
PTP 58600 & PTP 54600
Motorola 5.4 and 5.8 GHz Point-to-Point Bridges
Authorization Note:
The Federal Communications Commission (FCC) and Industry Canada (IC) have authorized the Motorola 5.4 GHz PTP 400 and PTP 600 Series Point-To-Point Wireless Ethernet Bridges, Integrated models, for sale in the U.S. and Canada. The 5.4 GHz Connectorized versions of these devices have not been authorized as required by the rules of the FCC and IC, and those devices are not, and may not be, offered for sale or lease, or sold or leased in the United States or Canada, until authorization is obtained.
Spectrum-Efficient, High-Availability Wireless Ethernet Bridges
The Motorola wi4 Fixed Point-to-Point Wireless Ethernet Bridges — PTP 600 Series — bring together the speed and reliability of licensed wireless with the flexibility of the unlicensed space. Operating in the 5.4 and 5.8 GHz bands at Ethernet data rates up to 300 Mbps, the systems are designed for virtually any environment — non-line-of-sight, line-of-sight and high interference — where high throughput is a major requirement and/or single or dual T1/E1 capability is needed.
Through Motorola’s unique combination of technologies, PTP 600 Series solutions enhance link performance in a variety of applications, including T1 replacement, Voice-over-IP, video surveillance, distance learning, telemedicine and high-speed backhaul.
The PTP 600 Series bridges are incorporated in Motorola’s MOTOwi4™ portfolio of innovative wireless broadband solutions that create, complement and complete IP networks. Delivering IP coverage to virtually all spaces, the MOTOwi4 portfolio includes Fixed Broadband, WiMAX, Mesh, and Broadband-over-Powerline solutions for private and public networks.
Motorola PTP 58600 Bridges
5.8 GHz Part Numbers
BP5830BH-2AA Integrated
BP5830BHC-2AA Connectorized
BP5830BH15-2AA Integrated Lite
BP5830BHC15-2AA Connectorized Lite
Motorola PTP 54600 Bridges
5.4 GHz Part Numbers
BP5530BH-2DD Integrated
BP5530BHC-2AA Connectorized
BP5530BH15-2DD Integrated Lite
BP5530BHC15-2AA Connectorized Lite

Exhibit A
TECHNICAL SPECIFICATIONS

MOTOROLA Point-to-Point Broadband Wireless Solutions
Technical Specifications for the MOTOROLA 5.4 and 5.8 GHz POINT-TO-POINT BRIDGES — PTP 600 Series

Radio Technology	Remarks
RF band	5.725 GHz-5.850 GHz*
5.470 GHz-5.725 GHz*
Channel size	30 MHz
Channel selection/ dynamic frequency control Transmit power
By intelligent Dynamic Frequency Selection (i-DFS) or manual intervention; automatic selection on start-up and continual adaptation to avoid interference; 10 MHz step size for WiMAX compatibility Varies with modulation mode and settings from 0 dBm to 25 dBm
System gain	Integrated: Varies with modulation mode; up to 163 dB using 23.5 dBi integrated antenna**
Connectorized: Varies with modulation mode and antenna type**
Receiver sensitivity	Adaptive, varying between -91 dBm and -58 dBm
Modulation	Dynamic; adapting between BPSK single and 256 QAM dual
Error correction	FEC, ARQ
Duplex scheme	TDD ratio: Dynamic or Fixed; same or split frequency Tx/Rx
Antenna: type/gain/B/W	Integrated: Integrated flat plate 23 dBi / 7°
Connectorized: Approved to operate with flat plate up to 28 dBi or parabolic dish up to 37.7 dBi;
connected via 2 x N-type female
Range	Upto 124 miles (200 km)***
Security and encryption	Proprietary scrambling mechanism; optional AES 128 and 256 Bit Encryption
* Regulatory conditions for RF bands should be confirmed prior to system purchase
** Gain and maximum transmit power may vary based on regulatory domain
*** In all cases the range limit is set by the latest software release
Ethernet Bridging & T1/E1
Protocol	IEEE 802.3
User data throughput	Integrated and Connectorized: Dynamically variable up to 300 Mbps at the Ethernet (aggregate)
Integrated and Connectorized Lite: Dynamically variable up to 150 Mbps at the Ethernet (aggregate)
Latency	<1 ms each direction typical
Interface	10/ 100/1000 Base T (RJ-45) — auto MDI/MDIX, 1000 Base SX option
T1/E1 Interface	G703/G704 G823/GS24
Integrated and Connectorized: Provides dual T1/E1 ports
Integrated and Connectorized Lite: Provides a single Tl /El port

Management & Installation
LED indicators	Power status, Ethernet link status and activity
System management	Web or SNMP using MIBII, WiMAX and private MIB; Canopy® Prizm
Installation	Built-in audio assistance for link optimization
Connection	Distance between outdoor unit and primary network connection: up to 330’ (100 meters)

Physical
Dimensions	Integrated Outdoor Unit (ODU): Width 14.5” (370 mm), Height 145” (370 mm), Depth 3.75” (95 mm)
Connectorized ODU: Width 12.2” (309 mm), Height 12.2” (309 mm), Depth 4.1” (105 mm) Powered indoor unit (PIDU Plus): Width 9.75” (250 mm), Height 1.5” (40 mm), Depth 3” (80 mm)
Weight	Integrated ODU: 12.1 Ibs (5.5 kg) including bracket
Connectorized ODU: 9.1 Ibs (4.3 kg) including bracket
PIDU Plus: 1.9 Ibs (864 g)
Wind speed	150 mph (242 kph)
Power supply	Integrated with Indoor Unit
Power source	90-240 VAC, 50-60 Hz / 36-60V DC; redundant powering configurations supported
Power consumption	55 W max

Environmental & Regulatory
Operating temperature	-40°F (-40°C) to +140°F (+6O°C), including solar radiation
Protection and safety	UL60950; IEC60950; EN60950; CSA-C22.2 No. 60950
Radio	5.8 GHz: FCC Part 15, sub-part C 15.247, Eire ComReg 03/42, UK Approval to IR2007
5.4 GHz: EN 301 893
EMC	USA-FCC Part 15, Class B; Europe-EN 301 489-4
Motorola, Inc., Unit A1, Linhay Business Park, Eastern Road, Ashburton, Devon, TQ13 7UP, UK +1 877 515-0400 • www.motorola.com/ptp
MOTOROLA, the stylized M Logo and all other trademarks indicated as such herein are trademarks of Motorola, Inc. ® Reg. US Pat & Tm, Office. All other product or service names are the property of their respective owners, © 2007 Motorola, Inc. All rights reserved.

EXHIBIT B
LOCATION OF EQUIPMENT
[See Attached]

Exhibit B